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                                                                   EXHIBIT 4.16


                               MODIFICATION AGREEMENT

         This Modification Agreement is entered into as of January 1, 2002 by and between SmartGate. L.C., a Florida limited liability company ("SmartGate") and Edmund C. King ("Borrower").

                                    RECITALS

         WHEREAS, on December 29, 1999 Borrower issued a Promissory Note to SmartGate in connection with Borrower's exercise of a SmartGate stock option ("Promissory Note"); and

         WHEREAS, the parties wish to modify the repayment terms of the Promissory Note as set forth hereinbelow.

         NOW, THEREFORE, in consideration of the mutual promises made herein, and for other good and valuable consideration, receipt of which is hereby acknowledged by each party, the parties, intending to be legally bound, hereby agree that the Promissory Note is amended as follows:

         1. The repayment terms set forth in the second sentence of the first paragraph of the Promissory Note are hereby modified by replacing the second sentence with the following:

         "Principal and interest shall be repaid on December 29, 2007. It shall be permissible for Borrower to prepay this Promissory Note at any time prior to December 29, 2007 provided such prepayment includes a payment of all interest accrued through December 29, 2007, notwithstanding the earlier payment if prepaid."

         2. The Promissory Note is further modified by modifying the last sentence in the second paragraph of the Promissory Note regarding the manner of repayment by replacing the last sentence with the following:

         "This Promissory Note shall be repaid in U.S. currency."

         3. All provisions of the Promissory Note, other than as modified herein; shall remain in full force and effect.

         The parties have executed this Modification Agreement as of the date first above written.


SmartGate, L.C.                              Borrower


By: /s/ Stephen A. Michael, President        /s/ Edmund C. King
   ------------------------------------      ----------------------------------
   Stephen A. Michael, President


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                    FILING SCHEDULE PURSUANT TO PARAGRAPH 2.
   INSTRUCTIONS TO ITEM 601 UNDER SECTION 229.601 EXHIBITS OF REGULATION S-K


         Modification Agreements, substantially identical in all material respects except for the name of the borrower and the date in paragraph 1 were entered into between SmartGate and the below described "Borrowers":

                     Scott Tannehill
                     Barbara J. Baker
                     Nicole A. Longridge
The date in paragraph 1 for these Borrowers was December 29, 2004.